UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 16, 2022

Farmers & Merchants Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-38084	34-1469491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

307 North Defiance Street, Archbold, Ohio	43502
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code (419) 446-2501

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange
Common Stock, No Par Value	FMAO	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2022, Farmers & Merchants Bancorp, Inc. (the “Company”) announced the appointment of Eric Faust, age 36, to the position of Senior Vice President and Chief Risk Officer of the Company and the Company’s wholly-owned bank subsidiary, Farmers & Merchants State Bank (the “Bank”). As Chief Risk Officer, Mr. Faust will serve on the executive team and be responsible for the Company’s enterprise and regulatory risk management functions. Mr. Faust has held multiple roles within the banking industry and most recently held the position of First Vice President, Director of Risk Management at Northstar Financial Group in Wyoming, Michigan. He was previously an Examination Manager for the State of Michigan, Department of Insurance and Financial Services. Mr. Faust has an MBA from Davenport University and a BS in Business Administration from Central Michigan University.

Mr. Faust has a base salary of $240,000 per year and has been awarded a one-time signing bonus consisting of $12,000 in cash and approximately $10,000 in restricted shares of the Company’s common stock which will vest on the first anniversary of the grant date. Mr. Faust will also be eligible for annual bonuses under the Company’s cash-based incentive compensation program, as well as participation under the Company’s Long-Term Stock Incentive Plan beginning in 2023. In addition to receiving a monthly automobile allowance of $600, Mr. Faust will also be entitled to receive other employee benefits generally available to all employees of the Company and the Bank, including participation in the Company’s health and welfare benefit plans and its Profit Sharing Plan. In addition, Mr. Faust has also executed a Change in Control Agreement providing for the payment of one year of compensation under the specified circumstances provided therein.

Mr. Faust has no family relationship with any director or executive officer of the Company or any of its affiliated subsidiaries. Since the beginning of the Company’s last fiscal year, neither Mr. Faust nor any member of his immediate family have been customers of, or have had transactions in excess of $120,000 with the Company or any of its affiliated subsidiaries which would be reportable under Item 404(a) of SEC Regulation S-K.

On September 16, 2022, the Company also announced the promotion of Benét Rupp, age 56, the Company’s Chief Administrative Officer, to the position of Executive Vice President. Ms. Rupp, who has been an instrumental member of the Company’s executive team, joined the Company in 2019 as Chief People Officer and was promoted to Chief Administrative Officer in June 2022, managing F&M’s operations, Human Resources, strategic planning, and product development functions. Ms. Rupp has over 32 years of HR, consulting, and progressive leadership experience. She has an MBA from The University of Toledo and a BS in I/O Psychology from Bowling Green State University.

Ms. Rupp has a base salary of $226,500 per year and has been awarded 1,500 shares of Company common stock under the Company’s Long-Term Stock Incentive Plan. Ms. Rupp will also be eligible for annual bonuses under the Company’s cash-based incentive compensation program, as well as continued participation under the Company’s Long-Term Stock Incentive Plan. In addition to receiving a monthly automobile allowance of $600, Ms. Rupp will also be entitled to receive other employee benefits generally available to all employees of the Company and the Bank, including participation in the Company’s health and welfare benefit plans and its Profit Sharing Plan. In addition, Ms. Rupp has also executed a Change in Control Agreement providing for the payment of one year of compensation under the specified circumstances provided therein.

Ms. Rupp has no family relationship with any director or executive officer of the Company or any of its affiliated subsidiaries. Since the beginning of the Company’s last fiscal year, neither Ms. Rupp nor any member of her immediate family have been customers of, or have had transactions in excess of $120,000 with the Company or any of its affiliated subsidiaries which would be reportable under Item 404(a) of SEC Regulation S-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

FARMERS & MERCHANTS
BANCORP, INC.
(Registrant)

Dated: September 19, 2022	/s/ Lars B. Eller
Lars B. Eller
President & Chief Executive Officer

/s/ Barbara J. Britenriker
Barbara J. Britenriker
Executive Vice President &
Chief Financial Officer